Filed pursuant to Rule 424(b)(3)

Registration No. 333-286880

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated May 9, 2025)

Webull Corporation

Up to 147,445,012 Webull Class A Ordinary Shares,

Up to 6,792,000 Webull Private Warrants,

Up to 20,000,000 Webull Incentive Warrants

Up to 17,271,990 Webull Class A Ordinary Shares underlying Webull Warrants, and

Up to 20,913,089 Webull Class A Ordinary Shares underlying Webull Incentive Warrants

This prospectus supplement (this “Prospectus Supplement No. 1”) is part of the prospectus of Webull Corporation (the “Company”), dated May 9, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-286880) (the “Registration Statement”), related to (1) the offer and sale from time to time by the Selling Securityholders of up to (a) 147,445,012 Webull Class A Ordinary Shares (including up to 20,000,000 Webull Class A Ordinary Shares issuable upon exercise of the Incentive Warrants described in (c) immediately below), (b) 6,792,000 Webull Private Warrants held by Auxo and purchased by Auxo at $1.00 per warrant from SKGR prior to the assumption of such warrants by Webull in connection with the Business Combination, and (c) 20,000,000 Webull Incentive Warrants issued for no consideration in connection with the Business Combination to certain Existing Webull Shareholders; and (2) the issuance and sale by us of up to (a) 17,271,990 Webull Class A Ordinary Shares underlying Webull Warrants exercisable at $11.50 per share (subject to adjustment), including 6,792,000 Webull Private Warrants held by Auxo and which may be exercised on a cashless basis or at $11.50 per share (subject to adjustment), and (b) 20,913,089 Webull Class A Ordinary Shares underlying Webull Incentive Warrants that are initially exercisable at $10.00 per share (subject to adjustment) by certain Existing Webull Shareholders and by holders of SKGR Class A Ordinary Shares that did not redeem such shares in connection with the Business Combination.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 1 is to (i) revise certain information related to the Selling Securityholders named in the table and footnote 28 under the heading “Selling Securityholders” in the Prospectus, and (ii) update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on May 22, 2025 and is included immediately following the cover page of this Prospectus Supplement No. 1.

The following line item and related footnote in the table under the heading “Selling Securityholders” in the Prospectus is amended and restated in its entirety as follows:

Meteora entities[28]	446,972	*	—	—	—	—	—	—	122,945	*	—	—	—	—	324,027	*	—	—	—	—	—	—

28	Represents (i) (a) 10,538 Webull Class A Ordinary Shares held by Boothbay Absolute Return Strategies pursuant to Non-Redemption Agreements and (b) 27,155 Webull Class A Ordinary Shares held by Boothbay Absolute Return Strategies assuming the exercise of 27,155 Webull Public Warrants (such warrants or shares issuable upon exercise of the warrants are not offered for resale pursuant to this prospectus), (ii) 4,515 Webull Class A Ordinary Shares held by Boothbay Diversified Alpha Master Fund, LP pursuant to Non-Redemption Agreements, (iii) (a) 18,245 Webull Class A Ordinary Shares held by Meteora Capital Partners, LP pursuant to Non-Redemption Agreements, (b) 18,720 Webull Class A Ordinary Shares held by Meteora Capital Partners, LP pursuant to Additional Non-Redemption Agreements and (c) 113,556 Webull Class A Ordinary Shares held by Meteora Capital Partners, LP assuming the exercise of 113,556 Webull Public Warrants (such warrants or shares issuable upon exercise of the warrants are not offered for resale pursuant to this prospectus), (iv) (a) 30,999 Webull Class A Ordinary Shares held by Meteora Select Trading Opportunities Master, LP pursuant to Non-Redemption Agreements, (b) 23,385 Webull Class A Ordinary Shares held by Meteora Select Trading Opportunities Master, LP pursuant to Additional Non-Redemption Agreements and (c) 165,045 Webull Class A Ordinary Shares held by Meteora Select Trading Opportunities Master, LP assuming the exercise of 165,045 Webull Public Warrants (such warrants or shares issuable upon exercise of the warrants are not offered for resale pursuant to this prospectus), and (v) (a) 8,648 Webull Class A Ordinary Shares held by Meteora Special Opportunity Fund I, LP pursuant to Non-Redemption Agreements, (b) 7,895 Webull Class A Ordinary Shares held by Meteora Special Opportunity Fund I, LP pursuant to Additional Non-Redemption Agreements and (c) 18,271 Webull Class A Ordinary Shares held by Meteora Special Opportunity Fund I, LP assuming the exercise of 18,271 Webull Public Warrants (such warrants or shares issuable upon exercise of the warrants are not offered for resale pursuant to this prospectus). Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to Boothbay Absolute Return Strategies, Boothbay Diversified Alpha Master Fund, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Special Opportunity Fund I, LP (collectively, the “Meteora entities”). Voting and investment power over the Webull Class A Ordinary Shares held by the Meteora entities resides with its investment manager Meteora Capital. Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The business address of the entities listed above is 1200 N. Federal Highway, Suite 200, Boca Raton, FL 33432.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 1 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 1 and any amendments to the Registration Statement or subsequent supplements to the Prospectus carefully before you make your investment decision.

The Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BULL,” “BULLW” and “BULLZ,” respectively. On May 21, 2025, the last reported prices of the Webull Class A Ordinary Shares, Webull Warrants and Incentive Warrants, as reported on the Nasdaq, were $12.59, $3.28 and $2.55, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 1, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is May 22, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2025

Commission File Number: 001-42597

Webull Corporation

200 Carillon Parkway
St. Petersburg, Florida 33716

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40- F.

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On May 22, 2025, Webull Corporation (the “Company”) issued a press release reporting financial results for the first quarter of 2025. On May 22, 2025, the Company also made available an investor presentation on its website. Copies of the press release and investor presentation are attached hereto as Exhibits 99.1 and 99.2, respectively.

Exhibits 99.1 and 99.2 to this Report on Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release, dated May 22, 2025
99.2	Investor Presentation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WEBULL CORPORATION

Date: May 22, 2025	By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Chief Executive Officer

2

Exhibit 99.1

Webull Reports First Quarter 2025 Financial Results

Total revenues grew 32% year-over-year to $117 million, reflecting strong account and trading volume growth

Customer assets increased 45% year-over-year, driven by increased customer net deposits

Disciplined execution alongside robust revenue growth driving profitability

ST. PETERSBURG, FL., May 22, 2025 /PRNewswire/ – Webull Corporation (NASDAQ: BULL) (“Webull” or the “Company”) today announced financial results for the quarter ending March 31, 2025.

“We are proud to have delivered a very strong first quarter, driven by significant account and trading volume growth that reflects continued demand for Webull’s differentiated trading platform,” said Anthony Denier, Webull’s Group President and U.S. CEO. “We believe our results speak to our strong value proposition, reliable and innovative platform, and focus on global distribution to meet the needs of our sophisticated retail customers. Moving forward we will remain focused on broadening our product portfolio, introducing new asset classes, and expanding access to customers globally, all with the goal of strengthening the customer experience to further expand our position as the advanced retail investment platform of choice.”

“In the first quarter, we continued to execute on our strategy and achieved impressive momentum across the business, growing total revenues by 32% alongside strong improvements on the bottom line,” said H.C. Wang, Group CFO of Webull. “We continue to see strong account growth as our global teams execute on our strategy in 2025 to address and meet the long-term investing needs of individual investors around the world.”

First Quarter Business and Financial Highlights

●	Total revenues increased 32% year-over-year to $117.4 million.

●	Trading-related revenue increased 52% year-over-year.

●	Total operating expenses decreased 2.0% year-over-year to $96.8 million.

●	Adjusted operating expenses increased 2.4% year-over-year to $88.7 million.

●	Income before income taxes increased $29.3 million year-over-year from a loss of $9.8 million to income of $19.5 million.

●	Net income attributable to the Company increased $25.5 million year-over-year from a loss of $12.6 million to income of $12.9 million.

●	Adjusted operating profit totaled $28.7 million for the quarter, representing an increase of $26.4 million year-over-year and a 22 percentage point improvement in operating margin to 24.4%.

●	Customer assets totaled $12.6 billion, representing 45% year-over-year growth, driven by strong net deposits, which grew 66% year-over-year.

●	Registered users increased 17% year-over-year to 24.1 million users.

●	Funded accounts increased to 4.7 million, representing 10% year-over-year growth.

●	Equities notional volume grew to $128 billion, a 15% year-over-year increase.

●	Options contracts volume grew to 121 million, an 8% year-over-year increase.

●	DARTs increased to 924 thousand, representing a 44% year-over-year growth.

Company Highlights

●	In February, we partnered with Kalshi, the first CFTC-regulated exchange with prediction markets, to offer our users the ability to trade binary event contracts on the Webull platform. Webull initially offered S&P 500 and Nasdaq hourly binary contracts.

●	In March, we successfully launched Webull Premium, a subscription-based membership service that unifies the Company’s best-in-class products and offers an elevated investing experience for our users. As of May 15, 2025, Webull Premium had approximately 40,000 users, representing nearly $2.0 billion in customer assets.

●	Subsequent to the close of the first quarter, Webull consummated its previously announced business combination and its Class A ordinary shares, warrants and incentive warrants began trading on Nasdaq.

●	In May, we enhanced the Webull Advisors platform by partnering with BlackRock to offer model portfolios. Webull Advisors now delivers intelligent, automated wealth management tools to its U.S.-based customers. Investors can now access a range of professionally managed, diversified portfolios across various asset classes, including alternatives and digital assets.

●	In May, we also announced our collaboration with Visa on the U.S. platform, whereby Webull users can efficiently transfer money between their Webull brokerage account and external bank accounts through Visa Direct.

Conference Call Information

Webull will host a conference call to discuss its results at 5:00 p.m. E.T. today, May 22, 2025. The conference call can be accessed at https://event.choruscall.com/mediaframe/webcast.html?webcastid=SMs1hkAY or participants may dial 1-866-652-5200 (U.S.) or 1-412-317-6060 (international).

Following the call, a replay and transcript will be available on the Company’s website at www.webullcorp.com/investor-relations, as well as the earnings press release and accompanying slide presentation.

About Webull Corporation

Webull Corporation (NASDAQ: BULL) owns and operates Webull, a leading digital investment platform built on next-generation global infrastructure. Through its global network of licensed brokerages, Webull offers investment services in 14 markets across North America, Asia Pacific, Europe, and Latin America. Webull serves more than 24 million registered users globally, providing retail investors with 24/7 access to global financial markets. Users can put investment strategies to work by trading global stocks, ETFs, options, futures, and fractional shares through Webull's trading platform, which seamlessly integrates market data and information, its user community, and investor education resources. Learn more at www.webullcorp.com.

Contacts

For Investors

ir@webullcorp.com

For Media
5W Public Relations

Nicholas Koulermos
Webull@5wpr.com
(212) 999-5585

Use of Non-GAAP Financial Measures

We use adjusted operating profit and adjusted operating expenses, both non-GAAP financial measures, to evaluate our operating results and for financial and operational decision-making purposes. Adjusted operating profit represents income (loss) from continuing operations, before income taxes, excluding share-based compensation expenses, and other expense (income), net. Adjusted operating expenses represent total operating expenses, excluding share-based compensation expenses.

We believe that both adjusted operating profit and adjusted operating expenses help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income from continuing operations, before income taxes, and total operating expenses. We believe that adjusted operating profit and adjusted operating expenses provide useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted operating profit and adjusted operating expenses should not be considered in isolation or construed as an alternative to income from continuing operations, before income taxes, and total operating expenses or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted operating profit and adjusted operating expenses presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

For more information on these non-GAAP financial measures, please see the table captioned “Unaudited Reconciliations of Non-GAAP and GAAP Financial Measures” set forth at the end of this press release.

Definitions

“Customer assets” refer to the sum of the fair value of all equities, ETFs, options, warrants, futures, and cash held by customers in their Webull brokerage accounts, net of customer margin balances, as of the record date. While customer assets are significantly impacted by mark-to-market valuations of customers’ investments, we consider customer assets an important metric as growth in customer assets generally leads to an increase in trading volumes and revenue.

“DARTs” refers to daily average revenue trades, which is the number of customer trades executed during a given period divided by the number of trading days in that period. DARTs provide us information on how active our customers trade. A limitation of this metric is that it does not capture the size of the trade and revenue per trade varies significantly depending on size and type of trades.

“Equities notional volume” refers to the aggregate dollar value (purchase price or sale price as applicable) of trades executed over a specified period of time. Equity notional volume directly drives our equities trading revenue, as we earn payment for order flow or commissions for customers’ equities trades based on a percentage of notional value. However, equity notional volume is highly sensitive to market conditions in the short-term, which makes predicting our equity trading revenue with precision difficult.

“Funded accounts” refer to Webull brokerage accounts into which the customer has made an initial deposit or money transfer, of any amount, whose account balance (which is measured as the fair value of assets in the customer’s account less the amount due from the customer) has not dropped to or below zero for 45 consecutive calendar days as of the record date. Funded accounts reflect unique customers, and multiple funded accounts by a single customer are counted as one funded account. Growth in our funded accounts provides insight as to the effectiveness of our marketing efforts and our ability to acquire monetizable customers. Funded accounts are positively correlated with, but are not determinative, of customer assets, trading volumes, and revenue.

“Options contracts volume” refers to the total number of options contracts bought or sold over a specified period of time. Options contracts volume directly drives our options trading revenue, as we earn payment for order flow or commissions for customers’ options trades on a per contract basis. However, options contracts volume is highly sensitive to market conditions in the short-term, which makes predicting our options trading revenue with precision difficult.

“Registered users” refer to those users who have registered on our platform but not necessarily have opened a brokerage account with one of our licensed broker-dealers. Growth in our registered users provides insight as to the popularity of the Webull App. While we do not generate revenue from registered users who do not have brokerage accounts with us, registering an account on the Webull App is the first step toward opening and funding a brokerage account with us.

Webull Corporation
Condensed Consolidated Statements of Financial Position

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Cash and cash equivalents	$297,480,490	$270,728,008
Cash and cash equivalents segregated under federal and foreign requirements	906,742,825	939,232,153
Receivables from brokers, dealers, and clearing organizations	219,258,173	262,093,040
Receivables from customers, net	299,765,984	301,107,428
Prepaid expenses and other current assets	61,313,557	50,344,836
Customer-held fractional shares	105,839,019	108,252,531
Total current assets	1,890,400,048	1,931,757,996

Right-of-use assets	64,604,135	66,293,751
Property and equipment, net	33,204,229	33,629,770
Intangible assets, net	19,937,282	19,415,963
Goodwill	5,197,438	5,197,438
Deferred tax assets	10,159,867	12,374,499
Total non-current assets	133,102,951	136,911,421
Total assets	$2,023,502,999	$2,068,669,417
Liabilities, mezzanine equity, and shareholders' equity
Payables due to customers	$1,312,281,169	$1,378,625,130
Payables due to brokers, dealers, and clearing organizations	5,684,067	1,490,537
Lease liabilities - current portion	3,384,966	4,969,959
Accounts payable and other accrued expenses	56,827,363	61,079,799
Total current liabilities	1,378,177,565	1,446,165,425

Lease liabilities - non-current portion	10,318,113	10,438,555
Deferred tax liabilities	5,484,358	5,292,255
Total non-current liabilities	15,802,471	15,730,810
Total liabilities	1,393,980,036	1,461,896,235

Commitments and Contingencies	–	–

Mezzanine equity
Convertible redeemable preferred shares (aggregate liquidation preference of $644,274,805 and $644,132,365 as of March 31, 2025 and December 31, 2024, respectively; and aggregate redemption value of $2,883,451,470 and $2,861,748,733 as of March 31, 2025 and December 31, 2024, respectively)	2,883,451,470	2,861,748,733
Total mezzanine equity	2,883,451,470	2,861,748,733

Shareholders' deficit
Class A ordinary shares ($0.0001 par value; 4,000,000,000 shares authorized, 143,531,581 and 139,307,244 shares issued and outstanding, respectively, as of March 31, 2025 and December 31, 2024)	13,931	13,931
Class B ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, no shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively;)	–	–
Treasury shares (4,224,356 shares as of March 31, 2025 and December 31, 2024)	–	–
Additional paid in capital	–	–
Accumulated deficit	(2,241,614,509)	(2,241,066,624)
Accumulated other comprehensive loss	(13,426,170)	(15,195,946)
Total shareholders' deficit	(2,255,026,748)	(2,256,248,639)
Noncontrolling interest	1,098,241	1,273,088
Total deficit	(2,253,928,507)	(2,254,975,551)
Total liabilities, mezzanine equity, and total deficit	$2,023,502,999	$2,068,669,417

Webull Corporation
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Three Months Ended March 31,
	2025	2024
Revenues
Equity and option order flow rebates	$64,111,182	$43,912,117
Interest related income	31,140,064	32,497,629
Handling charge income	17,547,010	9,704,509
Other revenues	4,570,579	2,821,465
Total revenues	117,368,835	88,935,720
Operating expenses
Brokerage and transaction	23,245,456	17,932,844
Technology and development	16,924,892	14,890,082
Marketing and branding	22,991,038	34,014,065
General and administrative	33,620,720	31,908,841
Total operating expenses	96,782,106	98,745,832
Other expense, net	1,089,417	26,492
Income (loss) before income taxes	19,497,312	(9,836,604)
Provision for income taxes	6,558,225	2,715,461
Net income (loss)	12,939,087	(12,552,065)
Less net loss attributable to noncontrolling interest	(146,720)	(121,820)
Net income (loss) attributable to the Company	13,085,807	(12,430,245)
Preferred shares redemption value accretion	(21,702,737)	(1,087,707,813)
Net loss attributable to ordinary shareholders	$(8,616,930)	$(1,100,138,058)

Net loss per share attributable to ordinary shareholders
Basic and diluted	$(0.06)	$(7.98)
Weighted-average shares outstanding
Basic and diluted	139,307,224	137,814,433

Net income (loss)	$12,939,087	$(12,552,065)
Other comprehensive loss, net of tax:
Change in cumulative foreign currency translation adjustment	1,741,649	(2,772,734)
Other comprehensive income (loss)	1,741,649	(2,772,734)
Comprehensive income (loss)	14,680,736	(15,324,799)
Less comprehensive loss attributable to noncontrolling interest	(146,720)	(121,820)
Less foreign currency translation adjustment attributable to noncontrolling interest	(28,127)	(10,435)
Preferred shares redemption value accretion	(21,702,737)	(1,087,707,813)
Comprehensive loss attributable to ordinary shareholders	$(6,847,154)	$(1,102,900,357)

Webull Corporation

Unaudited Reconciliation of Non-GAAP and GAAP Financial Measures

Adjusted Operating Expenses Reconciliation

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024

Total operating expenses (GAAP)	$96,782,106	$98,745,832
Less: Share-based compensation	8,069,045	12,136,815
Adjusted operating expenses (Non-GAAP)	$88,713,061	$86,609,017

Adjusted Operating Profit Reconciliation

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024

Income (loss) before income taxes (GAAP)	$19,497,312	$(9,836,604)
Add: Other expense (income), net	1,089,417	26,492
Add: Share-based compensation	8,069,045	12,136,815
Adjusted operating profit (Non-GAAP)	$28,655,774	$2,326,703

Contra Revenue Impact

Most of our platform users are not considered customers under ASC 606, Revenues from Contracts with Customers (“ASC 606”), and promotional payments made to these platform users are accounted for as a marketing and branding expense. Conversely, for our platform users who have been determined to be customers under ASC 606, we account for these promotional payments as a reduction in revenue. The following presents how contra revenue impacted our trade related revenues.

	For the Three Months Ended March 31,
	2025	2024
	(unaudited)	(unaudited)
Contra revenue impact on:
Option handling fees	$(118,541)	$(120,892)
Platform and trading fees	(2,709,988)	(956,392)
Total contra revenue	$(2,828,529)	$(1,077,284)

Statement regarding unaudited financial and operational information

The unaudited financial and operational information included in this press release is subject to potential adjustments and is based on the information available to management at this time. Potential adjustments to operational and consolidated financial information may be identified from work performed during Webull’s preparation of financial statements subsequently hereto or its year-end audit. Information may also be presented differently from the information included herein in the future. This could result in significant differences from the unaudited or other historical operational and financial information included herein. The financial information included in this press release does not reflect the closing of the previously announced business combination that occurred on April 10, 2025.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release or other statements of the Company, including, for instance, statements as to business strategy and plans, future results of operations and financial position, planned products and services, objectives of management for future operations or strategies of the Company, market size and growth opportunities, competitive position and technological and market trends are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology.

All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this press release, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to capitalize on the anticipated benefits of the business combination, to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs (including costs related to the business combination), of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (14) the ability to meet, or continue to meet, stock exchange listing standards; (15) the possibility of adverse developments in pending or new litigation and regulatory investigations; (16) risks related to the Company’s securities and its status as a foreign private issuer and the fact that the information the Company is required to file with or furnish to the U.S. Securities and Exchange Commission (the “SEC”) may be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers; (17) risks related to the offer and resale of our securities, such as dilution from the issuance of additional Class A ordinary shares upon the exercise of warrants, and increased volatility, or significant declines, in the price of our securities based on increased trading activity and the perception that sales of our securities may occur; and (18) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the SEC, including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC. The foregoing list of factors is not exhaustive. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this press release should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Reported results should not be considered an indication of future performance.

Exhibit 99.2

Webull Corporation: Earnings Presentation Q1 2025

Disclaimers

This presentation by Webull Corporation ("Webull") includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Among other things, statements other than statements of historical fact, including statements about Webull's beliefs and expectations, Webull's business strategy and operational plans, planned products and services, financial and market outlook, and projections, are forward-looking statements. These forward-looking statements can be identified by terminology such as "may," "could," "will," "expect," "anticipate," "aim," "future," "intend," "plan," "believe," "estimate," "likely to," "potential," "confident," "guidance," and similar terminology, although not all forward-looking statements contain such terminology. All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of Webull and its management as of the date of this presentation, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to Webull and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risks and uncertainties that are more fully described in filings made, or to be made, by Webull with the U.S. Securities and Exchange Commission (the "SEC"), including in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in those filings. There may be additional risks that Webull and its management presently do not know or that Webull and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this presentation may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this press release should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. All information provided in this presentation is as of the date hereof, and Webull undertakes no obligation to update any forward-looking statement, except as required under applicable law.

This presentation contains certain financial measures that are not recognized under generally accepted accounting principles in the U.S. ("GAAP"), including adjusted operating profit and adjusted operating expenses. Adjusted operating profit represents income (loss) from continuing operations, before income taxes, excluding share-based compensation expenses, and other expense (income), net. Adjusted operating expenses represent total operating expenses, excluding share-based compensation expenses. Webull believes that adjusted operating profit and adjusted operating expenses help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income from continuing operations, before income taxes, and total operating expenses. Such measures also provide useful information about Webull's operating results, enhances the overall understanding of Webull's past performance and future prospects and allows for greater visibility with respect to key metrics used by Webull's management in its financial and operational decision-making. The reconciliation of those measures to the most comparable GAAP measures is presented in the Appendix at the end of this presentation. These non-GAAP measures have limitations as an analytical tool and you should not consider them in isolation or as a substitute for an analysis of Webull's financial results under GAAP. Adjusted operating profit and adjusted operating expenses presented here may not be comparable to similarly titled measures presented by other companies.

This presentation does not constitute investment, tax or legal advice, and does not contain all relevant information relating to Webull or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of Webull. This presentation does not constitute (i) an offer or invitation for the sale or purchase of our securities or a commitment of Webull, or (ii) a solicitation of proxy, consent or authorization with respect to any securities. This presentation shall not form the basis of any contract, commitment or investment decision and does not constitute either advice or recommendation regarding any securities. Nothing contained in this presentation shall be relied upon as a promise or representation as to the past or future performance or results of Webull.

We own or have rights to various trademarks, trade names or service marks that we use in connection with our business, including, among others, "Webull" and our other registered and common law trade names, trademarks and service marks, including our corporate logo. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the TM and ® symbols, but we will assert, to the fullest extent under applicable law, rights to such trademarks, service marks and trade names.

The unaudited financial and operational information included in this presentation is subject to potential adjustments and is based on the information available to management at this time. Potential adjustments to operational and consolidated financial information may be identified from work performed during Webull's preparation of financial statements subsequently hereto or its year-end audit. Information may also be presented differently from the information included herein in the future. This could result in significant differences from the unaudited or other historical operational and financial information included herein. The financial information included in this presentation does not reflect the closing of the previously announced business combination that occurred on April 10, 2025.

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Total Revenues ($ in millions) Q1 2025 Highlights 2 Adj. Operating Expense webullcorp.com/investor - relations/ Adjusted Operating Expense and Adjusted Operating profit are non - GAAP financial measures. Refer to the Appendix for the reconci liations of Adjusted Operating Expense and Adjusted Operating Profit to their most directly comparable GAAP measures, total o per ating expenses and (loss) income before income taxes, respectively. 88.9 117.4 0.0 20.0 40.0 60.0 80.0 100.0 120.0 Q1 2024 Q1 2025 +32% ($ in millions) 86.6 88.7 0.0 20.0 40.0 60.0 80.0 100.0 120.0 Q1 2024 Q1 2025 +2.4% Adj. Operating Profit ($ in millions) 2.3 28.7 0.0 20.0 40.0 60.0 80.0 100.0 120.0 Q1 2024 Q1 2025 2.6% 24.4% +22 pts operating profit margin improvement over Q1 last year Strong top line growth with stable opex leading to significant profit margin improvement

Webull 2025 Roadmap

Focusing on expanding product offerings, entering new asset classes, and expanding access globally

Increase wallet share

Q1 2025

- Introduce Webull Premium subscription service
- Launch prediction contracts with Kalshi
- Partner with Blackrock to provide portfolio solutions to advisor clients

Q2 2025

- Launch crypto trading in select international markets
- Enable advanced option strategies in international markets
- Launch corporate bonds
- Launch the Latin America Webull App

Q3 2025

- Support extended trading hours of index options
- Launch Webull App in the Netherlands

Q4 2025

- Re-launch crypto in the US
- Support mutual funds

Grow customer base and customer assets

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97.3% 97.9% 98.4% Q1 2025 Business Results – Users 4 Funded Accounts (in millions ) Registered Users (in millions ) % Quarterly Retention webullcorp.com/investor - relations/ 98.3% 20.6 21.1 22.1 23.3 24.1 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 4.30 4.35 4.51 4.66 4.72 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 97.5% +17% year - over - year +10% year - over - year Registered users increased 17% year - over - year to 24.1 million, while funded accounts grew 10% year - over - year to 4.72 million

Q1 2025 Business Results – Customer Assets 5 Net Deposits ($ in millions ) Customer Assets ($ in billions ) webullcorp.com/investor - relations/ +45% year - over - year +66% year - over - year 8.7 9.7 11.5 13.6 12.6 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 635 1,047 1,629 1,230 1,054 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 $5.0 billion net deposits over the last twelve months While customer assets declined sequentially in Q1 due to market volatility, it still increased 45% year - over - year, driven by str ong net deposits

Equity Notional Volume ($ in billions) Q1 2025 Business Results – Trading 6 Options Contracts Volume (in millions) 111 102 119 128 128 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 +15% year - over - year 112 118 119 112 121 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 +8% year - over - year webullcorp.com/investor - relations/ Core products of equities and options trading volume increased 15% and 8% year - over - year, respectively

Total Revenues ($ in millions) Q1 2025 Financial Results – Revenues & Expenses 7 Adjusted Operating Expenses ($ in millions) +32% year - over - year +2.4% year - over - year webullcorp.com/investor - relations/ Total revenues increased 32% year - over - year while expenses growth remains disciplined 88.9 90.1 101.1 110.1 117.4 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 86.6 90.3 106.5 88.6 88.7 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25

Adjusted Operating Profit ($ in millions) Q1 2025 Financial Results – Profits and Margins 8 GAAP Net Income (Loss) Attributable to the Company ($ in millions) +$25.5 million improvement Year - over - year webullcorp.com/investor - relations/ Translating to significant improvement of the bottom line 2.6% - 0.3% - 5.3% 19.6% 24.4% % Adjusted Operating Profit Margin +22pt operating profit margin improvement over Q1 last year % Net Profit Margin - 13.9% - 12.9% - 9.4% 9.8% 11.1% +25pt net profit margin improvement over Q1 last year 2.3 - 0.3 - 5.4 21.6 28.7 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 - 12.4 - 11.6 - 9.5 10.8 13.1 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 +$26.4 million improvement year - over - year

Q1 2025 Financial Results – Trading Related Revenues 9 webullcorp.com/investor - relations/ Trading related revenues increased over 50% year - over - year on the back of volume growth and higher monetization 14.0 13.1 16.2 18.1 18.8 37.3 36.8 42.6 47.3 53.4 2.3 4.6 7.1 6.7 9.5 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 80.0 90.0 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 Equity Revenue Option Revenue Platform and trading fees ($ in millions) 53.6 54.5 65.9 72.1 81.7 640 646 707 778 924 DARTs in thousands DARTs refer to daily average revenue trades, which is the number of customer trades executed during a given period divided by th e number of trading days in that period.

Q1 2025 Financial Results – Interest Related Income 10 webullcorp.com/investor - relations/ Interest - related income decreased 4.3% year - over - year, mainly due to decrease in interest on client and corporate cash, partiall y offset by increase in margin financing income 5.7 7.8 7.3 5.3 5.4 7.4 7.0 8.1 7.5 8.9 15.9 13.6 14.1 17.9 14.6 3.5 3.5 3.4 2.5 2.2 0.0 5.0 10.0 15.0 20.0 25.0 30.0 35.0 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 Stock Lending Margin Financing Client Cash Corporate Cash ($ in millions) 32.5 31.9 32.9 33.2 31.1

Q1 2025 Financial Results – Adjusted Operating Expenses 11 webullcorp.com/investor - relations/ Opex has stayed flat year - over - year primarily due to optimization of marketing expenses 22.5 25.9 24.6 27.4 27.4 12.7 12.8 14.4 15.7 15.4 17.9 18.9 19.9 22.6 23.2 33.5 32.7 47.6 22.9 22.7 0.0 20.0 40.0 60.0 80.0 100.0 120.0 1Q 24 2Q 24 3Q 24 4Q 24 1Q 25 General and Administrative Technology and Development Brokerage and Transaction Marketing and Branding ($ in millions) 86.6 90.3 106.5 88.7 88.6

Appendix

Appendix: Contra Revenue Most of our platform users are not considered customers under ASC 606, Revenues from Contracts with Customers (“ASC 606”), and promotional payments made to these platform users are accounted for as a marketing and branding expense . Conversely, for our platform users who have been determined to be customers under ASC 606, we account for these promotional payments as a reduction in revenue. The following presents how contra revenue impacted our trade related revenues. ($ in millions) Contra revenue impact on: 2024 Q1 2024 Q2 2024 Q3 2024 Q4 2025 Q1 Option handling fees $ Platform and trading fees (0.10) $ (0.98) (0.05) (0.68) $ (0.03) $ (0.71) (0.04) $ (1.03) (0.10) (2.70) Total contra revenue (1.08) $ $ (0.73) (1.07) $ (0.74) $ ) $ (2.80 webullcorp.com/investor - relations/ 13

Appendix: Unaudited Reconciliations of Non - GAAP and GAAP Results Adjusted Operating Expenses and Total Operating Expenses Reconciliation: 14 ($ in millions) 2024 Q1 2024 Q2 2024 Q3 2024 Q4 2025 Q1 Total operating expenses (GAAP) 98.7$ 98.8$ 111.9$ 95.2$ 96.8$ Less: share-based compensation (12.1) (8.5) (5.4) (6.6) (8.1) Adjusted operating expenses (Non-GAAP) 86.6$ 90.3$ 106.5$ 88.6$ 88.7$ 2024 Q1 2024 Q2 2024 Q3 2024 Q4 2025 Q1 (Loss) income before income taxes (GAAP) (9.8)$ (10.1)$ (9.3)$ 17.1$ 19.5$ Add: Other expense (income), net - 1.3 (1.5) (2.1) 1.1 Add: Share-based compensation 12.1 8.5 5.4 6.6 8.1 Adjusted operating profit (Non-GAAP) 2.3$ (0.3)$ (5.4)$ 21.6$ 28.7$ ($ in millions) Adjusted Operating Profit Reconciliation:

Appendix: Unaudited Reconciliations of Non-GAAP and GAAP Results (Cont.)

Adjusted Operating Expenses Reconciliation:

($ in millions)

Operating expenses (GAAP)	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2025 Q1
Brokerage and transaction	$ 17.9	$ 19.0	$ 19.9	$ 22.5	$ 23.2
Technology and development	14.9	15.0	16.4	17.5	17.0
Marketing and branding[1]	34.0	33.2	48.2	23.3	23.0
General and administrative	31.9	31.6	27.4	31.9	33.6
Total operating expenses	**98.7**	**98.8**	**111.9**	**95.2**	**96.8**

Less: Share-based compensation	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2025 Q1
Technology and development	2.2	2.2	2.1	1.8	1.5
Marketing and branding	0.5	0.5	0.5	0.5	0.3
General and administrative	9.4	5.8	2.8	4.3	6.3
Total share-based compensation	**12.1**	**8.5**	**5.4**	**6.6**	**8.1**

Adjusted operating expenses (Non-GAAP)	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2025 Q1
Brokerage and transaction	17.9	19.0	19.9	22.5	23.2
Technology and development	12.7	12.8	14.3	15.7	15.5
Marketing and branding	33.5	32.7	47.7	22.8	22.7
General and administrative	22.5	25.8	24.6	27.6	27.3
Total adjusted operating expenses	**$ 86.6**	**$ 90.3**	**$ 106.5**	**$ 88.6**	**$ 88.7**

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. The impact of these reclassifications is immaterial to the presentation of the financials taken as a whole.

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Thank You!